Exhibit 5.1

22 December 2011	Our Ref: RJ/jh/F1967-110245

Fabrinet

c/o Walkers Corporate Services Limited

Walker House

87 Mary Street

George Town

Grand Cayman KY1-9005

Cayman Islands

Dear Sirs

FABRINET (THE “COMPANY”)

We have acted as Cayman Islands legal advisers to Fabrinet (the “Company”) in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”) relating to the offering of up to 11,706,772 Ordinary Shares of the Company (the “Ordinary Shares”) by certain selling shareholders identified as such in the Registration Statement (the “Selling Shareholders”). We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands.

2.	The authorized share capital of the Company is US$5,050,000, consisting of 500,000,000 Ordinary Shares, par value US$0.01 per share, and 5,000,000 Preferred Shares, par value US$0.01 per share.

3.

The Ordinary Shares have been duly and validly authorised and validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares). Such Shares were registered in the WCSL Register of Members (as defined in Schedule 1) as fully paid and are not subject to any restrictions on voting, pre-emptive or similar rights or transfer restrictions or liens under Cayman Islands law or the Memorandum and Articles of Association (as defined in Schedule 1).

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS

SCHEDULE 1

List of Documents Examined

1.	The Certificate of Incorporation dated 12 August 1999, Amended and Restated Memorandum and Articles of Association as adopted on 30 April 2010 (the “Memorandum and Articles of Association”), the minute book, the Register of Members as maintained by Walkers Corporate Services Limited up to and including 13 May 2010 (the “WCSL Register of Members”) copies of which have been provided to us by its registered office in the Cayman Islands on 21 December 2011 and a copy of the Register List by Class/Register dated 15 December 2011 maintained by Computershare (the “Computershare Register of Members”) which has been provided to us by the Company on 19 December 2011 (the “Company Records”);

2.	a Certificate of Good Standing dated 21 December 2011 in respect of the Company issued by the Registrar of Companies;

3.	a copy of executed written resolutions of all the directors of the Company dated 10 March 2000, 19 November 2009 and 20 December 2011, a copy of executed written resolutions of all the Shareholders of the Company dated 23 December 1999 and 30 April 2010 (collectively the “Written Resolutions”), a copy of executed minutes of a meeting of the Board of Directors of the Company dated 13 August 1999 and 3/4 May 2001 (the “Director Resolutions” and together with the Written Resolutions, the “Resolutions”);

4.	an executed copy of the Common Share Warrant dated 1 January 2001 between the Company and David T Mitchell (the “Warrant”);

5.	copies of executed Warrant Exercise Notices dated 1 April 2001, 1 October 2001, 4 January 2002, 1 April 2002, 1 July 2002, 1 October 2002, 1 January 2003, 8 April 2003, 1 July 2003, 1 October 2003, 12 January 2004, 24 April 2004, 30 June 2004, 31 March 2006, 29 December 2006, 5 June 2007, 11 December 2007, 26 June 2008, 17 October 2008 and 6 May 2009 respectively (together, the “Warrant Exercise Notices”);

6.	a copy of the Registration Statement dated 22 December 2011.

SCHEDULE 2

Assumptions

This opinion is given based upon the following assumptions:

1.	The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2	The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

3.	The Resolutions remain in full force and effect and have not been revoked, superseded or varied.

4.	The Director Resolutions were duly adopted at duly convened meetings of the members and such meetings were held and conducted in accordance with the Articles of Association of the Company. The Written Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director or shareholder (as relevant) and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

5.	The Ordinary Shares held by or for each Selling Shareholder were also held by such Selling Shareholder as at 13 May 2010.

6.	Noting the Ordinary Shares are fully paid, the holders of the Ordinary Shares have no debts, liabilities or engagements to or with the Company.

7.	The Computershare Register of Members is the Register of Members of the Company for the purposes of the Cayman Islands Companies Law (2011 Revision) and whilst we note that not all requirements as specified by such law are set out in such register, such inconsistencies do not affect the opinions given herein.

8.	The Ordinary Shares being sold by Shea Ventures LLC are registered in the name of Cede & Co in the Computershare Register of Members.